                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         JACOBS ENGINEERING GROUP INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                         JACOBS ENGINEERING GROUP INC.
                             251 South Lake Avenue
                          Pasadena, California 91101

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              AND PROXY STATEMENT

TO OUR SHAREHOLDERS

  The Annual Meeting of Shareholders of Jacobs Engineering Group Inc. will be held on Tuesday, February 13, 1996 at 3:30 p.m. at 251 South Lake Avenue, First Floor Conference Center, Pasadena, California, for the following purposes:

    1. To elect three directors to hold office until the 1999 annual meeting;

    2. To approve an increase of 1,500,000 shares of common stock in the number of shares reserved for the 1989 Employee Stock Purchase Plan;

    3. To approve the appointment of Ernst & Young LLP as independent accountants to audit the accounts of the Company for the fiscal year ending September 30, 1996; and

    4. To act upon such other matters as may properly come before the meeting.

  The shareholders of record at the close of business on January 5, 1996 will be entitled to vote at such meeting and any adjournment thereof. This notice and proxy statement and the accompanying proxy are being mailed to such shareholders on or about January 11, 1996. The stock transfer books will not close.

                                       By Order of the Board of Directors

                                       Robert M. Barton
                                       Secretary

Dated: January 5, 1996

  YOU ARE URGED TO DATE, SIGN, AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                         JACOBS ENGINEERING GROUP INC.
                             251 South Lake Avenue
                          Pasadena, California 91101

                               ----------------

                                PROXY STATEMENT

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Jacobs Engineering Group Inc., a Delaware corporation (the "Company"), of proxies to be used at the annual meeting of shareholders of the Company to be held February 13, 1996, and any adjournment thereof. The expense of the solicitation will be paid by the Company. Some officers and regular employees may solicit proxies personally and by telephone if deemed necessary. The proxy is revocable by you by written notice to the Secretary of the Company at any time prior to the exercise of the authority granted thereby or by your being present at the meeting and electing to vote in person.

  The holders of common stock of record at the close of business on January 5, 1996, the record date fixed by the Board of Directors (the "Record Date"), will be entitled to one vote per share on all business of the meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business at the meeting. This proxy statement and the accompanying proxy are being mailed on or about January 11, 1996 to the shareholders of record on the Record Date. As of the Record Date the Company had 25,510,721 shares of common stock outstanding.

  In connection with the solicitation of proxies by the Board of Directors for the Annual Meeting of Shareholders, the Board of Directors has designated Joseph J. Jacobs, Noel G. Watson and Robert M. Barton as proxies. Shares represented by all properly executed proxy cards received in time for the meeting will be voted in accordance with the choice specified on the proxy card. Unless contrary instructions are indicated on the proxy card, the shares of common stock will be voted FOR the election of the nominees listed below under "1. Election of Directors". Where no choice is specified, the shares of common stock will be voted FOR the proposed increase of 1,500,000 shares of common stock in the total number of shares reserved for the 1989 Employee Stock Purchase Plan as described under "2. Approval of an Increase in Number of Shares for the 1989 Employee Stock Purchase Plan", below, and FOR the approval of the appointment of Ernst & Young LLP as the independent auditors for the Company for the year ending September 30, 1996 as described under "3. Approval of Ernst & Young LLP as Auditors", below. The Board of Directors is not aware of any other issue to be brought before the meeting. If other matters are properly brought before the meeting, then the proxies will vote in accordance with their best judgment.

  Votes cast by proxy or in person at the annual meeting will be tabulated by the inspectors of election appointed for the meeting who will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, then those shares will not be considered as present and entitled to vote with respect to that matter.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The following tables, based in part upon information supplied by officers, directors and principal shareholders, set forth certain information regarding the ownership of the common stock of the Company as of the Record Date by (i) all those persons known by the Company to be beneficial owners of more than five percent of the outstanding common stock of the Company; (ii) each director; (iii) each executive officer named in the compensation tables, below ("Named Executive Officer"); and (iv) all officers and directors of the Company as a group. Unless otherwise indicated, each of these shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS (a)

                                                          AMOUNT
                                                            AND       PERCENT
                                                         NATURE OF      OF
   NAME AND ADDRESS                                      OWNERSHIP     CLASS
   ----------------                                      ---------    -------
   Joseph J. Jacobs..................................... 4,288,000     16.8%
   251 S. Lake Avenue
   Pasadena, California 91101

   The Capital Group Companies, Inc. ................... 2,094,900(b)   8.2%(b)
   333 S. Hope Street
   Los Angeles, California 90071

--------
(a) Security ownership information for beneficial owners is taken from statements filed with the Securities and Exchange Commission pursuant to Sections 13(d), (f) and (g) and other information made known to the Company.
(b) Certain operating subsidiaries of The Capital Group Companies, Inc. exercised investment discretion over various institutional accounts that held, as of December 31, 1994, a total of 2,094,900 shares of common stock of the Company. At that date Capital Guardian Trust Company, a bank, and one of such operating companies, exercised investment discretion over 1,444,500 of said shares. Also, on that date Capital Research and Management Company, a registered investment adviser, and Capital International Limited, another operating subsidiary, had investment discretion with respect to 643,400 and 7,000 shares, respectively, of the above shares.

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND NAMED EXECUTIVE OFFICERS

                                                   SHARES
                                                 SUBJECT TO
        NAME OF           AMOUNT OF COMMON STOCK UNEXERCISED            PERCENT
    BENEFICIAL OWNER       BENEFICIALLY OWNED(A) OPTIONS(B)    TOTAL   OF CLASS(C)
    ----------------      ---------------------- ----------- --------- ----------
DIRECTORS (EXCLUDING
 OFFICERS):
Joseph F. Alibrandi.....            2,000            1,750       3,750       *
Robert M. Barton........           10,888            1,750      12,638       *
Peter H. Dailey.........            2,000            1,750       3,750       *
Robert B. Gwyn..........            1,000              500       1,500       *
Linda K. Jacobs.........          280,720            1,750     282,470     1.1%
James Clayburn LaForce..            2,000            1,750       3,750       *
Dale R. Laurance........            1,000              750       1,750       *
Linda Fayne Levinson....              --               --          --        *
David M. Petrone........           10,000            1,750      11,750       *
James L. Rainey, Jr.....              200            1,750       1,950       *

NAMED EXECUTIVE OFFICERS
Joseph J. Jacobs........        4,288,000              --    4,288,000    16.8%
William R. Kerler.......           27,717           41,000      68,717     0.3%
John W. Prosser, Jr. ...           39,512           38,200      77,712     0.3%
Richard J. Slater.......           29,591           23,400      52,991     0.2%
Gerald L. Stevenson(d)..           35,903           42,200      78,103     0.3%
Noel G. Watson..........          160,188           96,600     256,788     1.0%
All directors and execu-
 tive officers as a
 group..................        4,941,627          449,159   5,390,786    21.1%

*  Less than 0.1%
--------
(a) Ownership is direct.
(b) Includes only those unexercised options that are exercisable within 60 days following the date of this proxy statement.
(c) Calculation is based on 25,510,721 shares of common stock outstanding as of January 5, 1996.
(d) Mr. Stevenson resigned as an executive officer in July 1995 and is currently serving the Company as a consultant.

1. ELECTION OF DIRECTORS

  The bylaws of the Company presently provide for eleven directors. The Certificate of Incorporation and the bylaws of the Company divide the Board of Directors into three classes with the terms of office of the directors of each class ending in different years: The terms of Classes I, II and III end at the annual meetings in 1998, 1997 and 1996, respectively. Classes I and II have four directors, each, and Class III has three directors.

  The nominees for Class III are to be voted upon at this annual meeting. The directors in Classes I and II will continue in office until expiration of their respective terms. Mr. Robert M. Barton, a director of the Company since its organization and currently a director in Class III, has stated that he does not wish to stand for re-election. Mr. Barton's contributions to the Company were many and are greatly appreciated.

  The Board of Directors has nominated Joseph J. Jacobs, Dale R. Laurance and Linda Fayne Levinson for election as Class III directors for three year terms expiring at the 1999 annual meeting.

  The persons named as proxies on the accompanying proxy card intend to vote the shares as to which they are granted authority to vote for the election of the nominees listed above. The proxies may not vote for a greater number of persons than three. In the event that anyone other than these individuals should be nominated for election as a director, the proxies will vote in accordance with their best judgment.

  Although the Board of Directors does not know of any reason why any nominee will be unavailable for election, in the event any nominee should be unavailable at the time of the meeting, the proxies may be voted for a substitute nominee as selected by the Board of Directors.

  The following table sets forth information about these nominees and the directors whose terms of office do not expire at the 1996 annual meeting.

                        NAME AND POSITIONS                                 DIRECTOR
                      HELD WITH THE COMPANY                          CLASS  SINCE
                      ---------------------                          ----- --------
Joseph J. Jacobs, Chairman of the Board and Director. Dr.             III    1974
Jacobs, age 79, was chief executive officer of the Company and its predecessors from 1957 until November 19, 1992. Dr. Jacobs founded the Company as a sole proprietorship in 1947 and
incorporated it in 1957.

Noel G. Watson, President, Chief Executive Officer and                I      1986
Director. Mr. Watson, age 59, has been with the Company since
1965 and has held senior executive positions with the Company for more than the past five years.

Joseph F. Alibrandi, Director. Mr. Alibrandi, age 67, has been        II     1988
Chairman of the Board of Whittaker Corporation for more than five years. He became Chairman of the Board of BioWhittaker,
Inc. in November 1991 when that company was spun off from
Whittaker Corporation. Mr. Alibrandi is also a director of
Burlington Northern Santa Fe Corp., Catellus Development
Corporation, BankAmerica Corporation and Bank of America,
N.T. & S.A.

The Hon. Peter H. Dailey, Director. Mr. Dailey, age 65, is Chairman   II     1991
of Enniskerry Financial, a private investment firm. He was formerly
Ambassador to Ireland and Special Envoy to NATO. Prior to
government service, he was Vice-chairman of Interpublic Group of the Dailey International Group. He serves as non-executive Chairman of Memorex Telex, Inc. and is a Director of Chicago Title and
Trust, Pinkerton's, Inc., Sizzler, Inc. and the Wirthlin Group.

Robert B. Gwyn, Director. Mr. Gwyn, age 56, is currently a Managing   II     1995
Director of Amaryn Group, a private investment company. He was
President, CEO and Chairman of the Board of Agricultural Minerals
and Chemicals, Inc., a company engaged in the fertilizer and methanol businesses, from 1990 until 1994, when that company was sold. From 1985 until 1990 he was President of Agrico Chemical
Company, a domestic and international manufacturer of fertilizers.

                        NAME AND POSITIONS                                 DIRECTOR
                      HELD WITH THE COMPANY                          CLASS  SINCE
                      ---------------------                          ----- --------
Linda K. Jacobs, Director. Dr. Linda K. Jacobs, age 48, is            II     1986
President of Middle East Technology Assistance, a non-profit corporation. From 1985 until 1993 she was a principal in Jabara-
Jacobs Associates, a consulting firm. She is a daughter of Dr.
Joseph J. Jacobs.

James Clayburn LaForce, Director. Dr. LaForce, age 67, was Dean of    I      1987
the Anderson Graduate School of Management, University of
California at Los Angeles from 1978 until 1993, when he retired.
Dr. LaForce is a director of Eli Lilly & Co., Rockwell
International Corporation, Imperial Credit Industries, Inc.,
Blackrock Funds, The Timken Company, Provident Investment Counsel
Mutual Funds and Payden and Rygel Investment Trust.

Dale R. Laurance, Director. Dr. Laurance, age 50, is Executive Vice   III    1994
President and Senior Operating Officer and a director of Occidental
Petroleum Corporation where he has been an executive since 1983.
Dr. Laurance is also a director of Canadian Occidental Petroleum,
Ltd., the Armand Hammer Museum of Art and Cultural Center, Inc. and
the Chemical Manufacturers Association.

Linda Fayne Levinson, Nominee for Director. Ms. Fayne Levinson, age   III    --
53, has served as the President of Fayne Levinson Associates, Inc., a general management consulting firm to consumer and financial service organizations, since 1982. Ms. Fayne Levinson was an executive at Creative Artists Agency, Inc. from 1993 through
February 1994 and was a partner of Wings Partners, a Los Angeles-
based merchant bank, from 1989 until 1993. From 1984 until 1987 Ms.
Fayne Levinson was a Senior Vice President of American Express
Travel Related Services Co., Inc., and from 1972 through 1981 she was at McKinsey & Co., a worldwide general management consulting firm, where she became the first woman partner in 1979. Ms. Fayne
Levinson also serves as a member of the Boards of Genentech Inc.
and Egghead, Inc.

David M. Petrone, Director. Mr. Petrone, age 51, is Chairman of       I      1987
Housing Capital Company, a real estate lending firm. He was Vice
Chairman of Wells Fargo & Co. from 1986 until March 1, 1992. He is a director of Spieker Properties, Inc., Health Science Properties,
Inc. and Finelite, Inc.

James L. Rainey, Jr., Director. Mr. Rainey, age 66, is retired. He    I      1993
was President and Chief Executive Officer of Farmland Industries,
Inc., an agricultural cooperative, from 1986 until 1991. Mr. Rainey is a director of AIR . CURE Environmental, Inc., the Wirthlin Group
and Mid-America Bio-Mat, Inc.

  Board Committees. The Board has two standing committees. The Audit Committee advises the Board on internal control and external audit matters affecting the Company, including recommendations as to the appointment of the independent auditors of the Company; reviews with such auditors the scope and results of their examination of the financial statements of the Company and any investigations by such auditors. During fiscal 1995 the Audit Committee held two meetings. The members of the Audit Committee are Messrs. Petrone (Chairman), Alibrandi, Dailey and Rainey and Dr. Linda K. Jacobs.

  The Compensation and Benefits Committee approves the salaries and bonuses of the executive officers and approves all grants of stock options under the Jacobs Engineering Group Inc. 1981 Executive Incentive Plan (the "1981 Plan") other than options issued under the Outside Director Stock Option provisions of the 1981 Plan. During fiscal 1995 this committee held nine meetings. The members of the Compensation and Benefits Committee are Messrs. Barton (Chairman) and Gwyn and Drs. Laurance and LaForce.

  Compensation of Directors. The Company pays directors who are not employed by the Company ("Outside Directors") a retainer at the rate of $25,000 per year plus a fee of $1,000 for each meeting of the board and each committee on which they serve that they attend. Pursuant to the terms of the Outside Director Stock Option Plan, each of the Outside Directors received an option for 2,000 shares of common stock on April 1, 1993. All Outside Directors receive an option for 1,000 shares at an option price equal to the Fair Market Value (as defined in the Plan) of the common stock on the first day of March of each year commencing March 1, 1994. Newly-elected Outside Directors receive an Option for 2,000 shares at a price equal to the Fair Market Value of the Common Stock on the first day of the month following the month in which they are elected.

  The Board of Directors held nine meetings during the year ended September 30, 1995. All directors attended at least 75% of all meetings of the Board of Directors and of the committees on which they served during fiscal 1995.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth information concerning the annual and long-term compensation of the Chief Executive Officer and the other five most highly compensated officers ("Named Executive Officers") of the Company for services in all capacities to the Company and its subsidiaries during its 1993, 1994, and 1995 fiscal years:

                            ANNUAL                      LONG-TERM
                       COMPENSATION (1)                COMPENSATION
                       ----------------- OTHER ANNUAL  ------------  ALL OTHER
                        SALARY   BONUS   COMPENSATION    OPTIONS    COMPENSATION
      NAME        YEAR   ($)      ($)      ($) (2)       (SHS)(3)     ($) (4)
      ----        ---- -------- -------- ------------  ------------ ------------
Noel G. Watson    1995 $464,310 $319,100   $27,440        10,000       $4,920
 Chief Executive  1994  432,200   21,750    21,390       100,000        4,440
  Officer         1993  423,450  381,200    12,900        15,000        4,460

Joseph J. Jacobs  1995  432,200      -0-       -0-           -0-          -0-
 Chairman of the  1994  432,200      -0-       -0-           -0-          -0-
  Board           1993  432,200  130,000       -0-           -0-          -0-

William R.
 Kerler           1995  284,430  195,480    13,660         9,000        4,920
 Executive Vice   1994  250,900   10,600    70,780(5)     20,000        4,460
  President       1993  223,250  150,260    14,600(5)     20,000        4,460

Richard J.
 Slater           1995  239,050  123,220    10,080         8,000        4,920
 Group Vice       1994  223,650    8,440     7,940        20,000        4,440
  President       1993  210,000  141,250     5,000        10,000        4,460

John W. Prosser,
 Jr.              1995  224,050  115,590     5,870         8,000        4,920
 Senior Vice      1994  210,800    8,060     5,150        10,000        4,450
  President       1993  195,600  131,500     2,820        10,000        4,460

Gerald L.
 Stevenson        1995  240,000  123,710    14,930         8,000        4,930
 Formerly,
  Senior          1994  230,050    8,680    12,150        10,000        4,450
  Vice President  1993  214,150  144,080     7,300        10,000        4,460

--------
(1) Represents amounts earned by the named executive during the year indicated, and includes amounts deferred under the Jacobs Engineering Group Inc. 401(k) Plus Savings Plan and Trust (the "(S) 401(k) Plan") and the Company's nonqualified Executive Deferral Plans (the "EDPs").

(2) These amounts represent interest credited to the employees' deferred compensation account balance under the EDPs in excess of 120% of the applicable federal rate in effect at the times the interest crediting rates were set for the EDPs. Under the terms of the EDPs, executives may defer salary and bonus and are credited interest on such deferrals at rates based on the Moody's Corporate Bond Yield Averages and the number of years in the EDPs. The maximum interest rate is credited to deferral amounts only after seven years of plan participation. Although none of the named executives have seven years plan participation, the amounts shown here were computed using the maximum interest rate allowed under the EDPs. Amounts deferred are used by the Company to purchase life insurance contracts on the lives of the participants (including the named executives participating in the plan). Because it is anticipated that over the life of the plan, the insurance contracts will return value to the Company approximating, on an after-tax basis, the amounts credited as interest to the participants' account balances, this plan should have no net cost to the Company over its life.
(3) Consists solely of non-qualified stock options pursuant to the 1981 Plan.
(4) Consists solely of Company contributions to the (S) 401(k) Plan.
(5) Also includes reimbursement of income tax paid on reimbursed moving expenses.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The 1981 Plan permits the grant of options and stock appreciation rights and the awards of restricted stock to employees of the Company and its subsidiaries, including officers and directors who are serving in such capacities. The following table contains information concerning options granted during the fiscal year 1995 to the only Named Executive Officers who were granted options that year. During 1995 the Company awarded 61,000 shares of restricted stock under the 1981 Plan; none of the recipients of the restricted stock were Named Executive Officers, however. No stock appreciation rights have been granted to date.

                               PERCENTAGE OF                                        POTENTIAL REALIZABLE VALUE
                               TOTAL OPTIONS                                        AT ASSUMED ANNUAL RATES OF
                                GRANTED TO                                         STOCK PRICE APPRECIATION FOR
                      OPTIONS  EMPLOYEES IN  EXERCISE OR MARKET PRICE                  OPTION TERM (7 YRS.)
                      GRANTED     FISCAL     BASE PRICE   ON DATE OF  EXPIRATION  -------------------------------
        NAME          (SHS)(1)    YEAR(2)      ($/SH)    GRANT ($/SH)    DATE     0% ($)   5% ($)       10% ($)
        ----          -------- ------------- ----------- ------------ ----------- ------ -----------  -----------
Noel G. Watson         10,000      2.60%       $19.50       $19.50    05-Apr-2002  $--       $79,380     $185,000
William R. Kerler       9,000      2.34%        19.50        19.50    05-Apr-2002   --        71,450      166,500
Richard J. Slater       8,000      2.08%        19.50        19.50    05-Apr-2002   --        63,510      148,000
John W. Prosser, Jr.    8,000      2.08%        19.50        19.50    05-Apr-2002   --        63,510      148,000
Gerald L. Stevenson     8,000      2.08%        19.50        19.50    05-Apr-2002   --        63,510      148,000
Gain for all shareholders (based on
 25,495,711 shares outstanding at September
 30, 1995 and a year-end closing price of
 $24.875)                                                                                258,185,450  601,681,900
Gain of Named Executive Officers as a per-
 cent of total gain to all shareholders                                                         0.16%        0.16%

--------
(1) All grants were non-qualified options pursuant to the 1981 Plan. Options are exercisable in five cumulative annual installments of 20% of the shares subject to option commencing on the first anniversary of the date of grant. Exercisability will be automatically accelerated if the optionee is terminated within three years following a Change in Control of the Company unless the Board of Directors determines that the event shall not constitute a Change of Control.
(2) Calculation based upon grants of options for 324,000 shares and awards of 61,000 shares of restricted stock during fiscal 1995.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
VALUES

  The following table sets forth information regarding option exercises during the fiscal year 1995 by the Named Executive Officers and the value of their unexercised options at September 30, 1995. All options were granted under the 1981 Plan. The Company has not granted any stock appreciation rights.

                                                NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                           SHARES                    OPTIONS AT          IN-THE-MONEY OPTIONS AT
                          ACQUIRED    VALUE    SEPT. 30, 1995 (SHARES)    SEPT. 30, 1995 ($)(2)
                         ON EXERCISE REALIZED ------------------------- -------------------------
          NAME            (SHARES)    ($)(1)  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
Noel G. Watson..........      --          --    76,600       108,200     $626,970     $ 96,900
William E. Kerler.......   17,200    $213,930   43,400        43,000      383,200      192,250
Richard J. Slater.......      --          --    23,400        36,000      161,680      163,220
John W. Prosser, Jr. ...      --          --    38,200        28,000      403,150      102,770
Gerald L. Stevenson.....      --          --    51,800        28,000      635,140      102,770

--------
(1) Based on market value of the Company's common stock on the date of exercise less the option exercise price.

(2) Based on the closing price of the common stock of the Company as reported in the New York Stock Exchange Composite Transactions Report less the option exercise price.

                         BOARD COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

  The overall objectives of the Company's executive compensation program are as follows:

   --To enable the Company to attract, motivate and retain highly-qualified executives by offering competitive base salaries that are consistent with the Company's size.

   --To reward executives for past performance through a bonus program that places a substantial component of their pay at risk based on Company performance as measured by its return on net equity.

   --To provide an incentive for continued service and future performance through the use of stock options.

   --To encourage executives to have an equity ownership in the Company.

  The Company has no pension plan, but all eligible employees, including executives, may participate in the Company's 401(k) Plus Savings Plan and the 1989 Employee Stock Purchase Plan.

  The Compensation Committee of the Board of Directors is responsible for reviewing and approving the compensation of all executive officers and all stock option grants to all employees.

  Base Salary. In setting executive officer base salaries for fiscal 1995 the Committee considered the recommendations of Dr. Jacobs and Mr. Watson, who made salary recommendations as to all executive officers except themselves, the Committee's own subjective evaluations of those executive officers, the salary spread that has normally been maintained by the Company between levels of management, and information compiled by the Company regarding prevailing salaries for professional engineers being offered by companies that the Company regards as its competitors.

  The Committee also considered a regression analysis of the executive compensation paid by the publicly-traded engineering and construction companies that are comparable to, or greater in size than the Company, that compete with the Company for experienced employees at all levels and for which executive salary information is publicly available (the "Peer Group") made by the Company's financial staff. The Peer Group consists of Guy F. Atkinson, Blount, Inc., Fluor Corporation, Foster Wheeler, International Technology, Michael Baker Corp., Morrison-Knudsen Corp., Stone & Webster, Inc. and the Company. This analysis relates the revenues of the members of the Peer Group to the base salaries paid to their five highest paid executives in the order of their compensation as reported in their annual reports and proxy statements for the prior year.

  Mr. Watson's initial base salary for fiscal 1995 was established in the same manner as the base salaries of the other executive officers of the Company. The Committee believes that the total salary and bonus paid to Mr. Watson and each of the Named Executive Officers was reasonable in light of the performance of the Company for fiscal 1995.

  Dr. Jacobs was the Chief Executive Officer of the Company from its organization in 1957 until he resigned that position in November 1992; he continues to serve as Chairman of the Board and as a full-time employee of the Company. The Company has an employment agreement, originally entered into on October 1, 1987, with Dr. Jacobs, described below under "Employment Contracts and Termination of Employment and Change-in-Control Arrangements", that establishes, among other matters, his base salary. The original agreement received the approval of the Board of Directors of the Company in 1987, without dissent and with Dr. Jacobs not voting. The Board subsequently delegated all decisions regarding this agreement to the Committee, which has approved subsequent amendments to it, including extensions of its term, which now expires on September 30, 2000, but there has been no change to Dr. Jacobs' base salary since 1987. The Committee has approved these amendments based on its subjective judgment of Dr. Jacobs' past and continuing contributions to the business strategy, marketing and reputation of the Company.

  Annual Incentive Bonuses. Pursuant to the Company's Incentive Bonus Plan, each year the Compensation Committee approves a target percentage of pre-tax profits to the net equity of the Company that must be achieved before any bonuses are paid. This target percentage is established on the basis of the Committee's judgment of what constitutes a reasonable minimum return for the shareholders on their investment in the Company. If pre-tax profits exceed the target, then a predetermined percentage of profits in excess of the target is placed in the bonus pool; if pre-tax earnings exceed two times the target, then a larger percentage of the excess is placed into the bonus pool. A major percentage of the bonus pool is allocated to the officers and key managers of the Company. Fifty percent of the allocation to the officers and key employees is then individually allocated to them in proportion to their weighted salaries, with the salaries of the executive officers given the greatest weight. The remainder of the executive officer pool is usually allocated in the same proportions as the initial allocations, but individual allocations are in some cases adjusted on the basis of the Committee's subjective evaluations of individual performance. Generally, bonuses are paid in three annual installments contingent upon continued employment and may be further deferred by participants in the Company's deferred compensation plans.

  The bonus paid to Mr. Watson for 1995 was determined in the same manner as the bonuses of the other executive officers. Dr. Jacobs does not receive bonuses under the formula in the Incentive Bonus Plan, but he is eligible to receive discretionary bonuses.

  Stock Options. In determining stock option awards to executive officers for fiscal 1995 the Committee considered Dr. Jacobs' and Mr. Watson's recommendations with respect to all executive officers other than themselves, the Committee's own subjective evaluations of the executive officers and previous option awards to the executive officers. The Committee also considered the stock option awards made by three of the largest competitors of the Company that are public companies (Fluor, Foster Wheeler and Morrison-Knudsen) to their executive officers as a percent of outstanding shares. In general, option grants by the Company as a percentage of outstanding shares have been the second highest in the named group, but the Committee considered the fact that the Company is the only company in the group that has no pension plan in evaluating the significance of its ranking in the group.

  The number of options granted to Mr. Watson for fiscal 1995 was determined by the committee on the basis of a request that he be granted such options in lieu of a salary increase proposed by the Committee. Dr. Jacobs has never been eligible for stock options by reason of his percentage interest in the outstanding stock of the Company.

  Tax Deductibility Considerations. In 1993, the Internal Revenue Code was amended to limit the deductibility of certain compensation expenses in excess of $1 million. This amendment will apply to the Company in fiscal year 1995. The Committee believes that the compensation payable for fiscal year 1996 will not result in any loss of tax deductions for the Company. It is the Committee's intent, pending finalization of the tax regulations, to adopt policies to obtain maximum deductibility of executive compensation, consistent with the objectives of the Company's executive compensation program outlined above. The Committee will continue to monitor the regulations as they are finalized to determine whether any program changes are appropriate.

                                          ROBERT M. BARTON, Chairman

                                          ROBERT B. GWYN

                                          JAMES CLAYBURN LAFORCE

                                          DALE R. LAURANCE

              ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION
                 COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
                           IN COMPENSATION DECISIONS

  Robert M. Barton, a director and Secretary of the Company and Chairman of the Compensation Committee, retired as a partner of the law firm of Barton, Klugman & Oetting, which rendered legal services to the Company during the fiscal year, on December 31, 1992. He continues to serve as counsel to the firm.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
            AMONG JACOBS ENGINEERING GROUP INC., THE S&P 500 INDEX
                  AND THE DOW JONES HEAVY CONSTRUCTION INDEX

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           JACOBS         S&P
(Fiscal Year Covered)        ENGINEERING    500 INDEX    DOW JONES
-------------------          ----------     ---------    ---------
Measurement Pt-  1990        $100           $100         $100
FYE   1991                   $303           $131         $120
FYE   1992                   $319           $146         $124
FYE   1993                   $255           $165         $126
FYE   1994                   $267           $171         $140
FYE   1995                   $273           $221         $152

* $100 invested on September 30, 1990 in stock or index (includes reinvestment of dividends, if any).

EMPLOYMENT CONTRACTS AND TERMINATION
OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  The Company has an agreement with Dr. Joseph J. Jacobs, originally entered into in 1986 providing for base pay at an annual rate of $432,200 per year for a term that has subsequently been extended to September 30, 2000. He does not receive bonuses under the formula in the Incentive Bonus Plan described above under "Board Compensation Committee Report on Executive Compensation", but he is eligible to receive discretionary bonuses. The agreement will continue in force whether or not Dr. Jacobs continues to be employed by the Company or becomes disabled. If Dr. Jacobs should die during the term of the agreement, then payments under the agreement will be made to a beneficiary named by Dr. Jacobs. If Dr. Jacobs ceases to be an employee of the Company, he will continue as a consultant to the Company in community and public affairs, in the promotion of the business expansion and goodwill of the Company and in undertaking such special assignments as the Company or its Board of Directors may request. During the term of the agreement, the Company will provide Dr. Jacobs with the same medical and life insurance and other benefits as are made available to senior management officials of the Company and will provide him with office and secretarial services. The agreement contains provisions intended to prevent Dr. Jacobs from entering into any form of competition with the Company or disclosing confidential information of the Company. The original agreement, as well as the initial extensions of its term, received the approval of the Board of Directors of the Company without dissent and with Dr. Jacobs not voting. Subsequently, the Board of Directors delegated to the Compensation Committee of the Board the sole power to approve amendments to the agreement extending its term. See "Board Compensation Committee Report on Executive Compensation", above.

INDEBTEDNESS OF MANAGEMENT

  On January 5, 1996, Mr. Paul A. Miskimin, an executive officer of the Company, owed the Company a total of $83,000; the largest amount owed by Mr. Miskimin during the period September 30, 1994 through January 5, 1996 was $93,000. These amounts were evidenced by promissory notes bearing interest based on the prime rate and represented advances made to facilitate Mr. Miskimin's relocation to the Company's headquarters in Pasadena, California.

  Also, on January 5, 1996, Mr. Socrates S. Christopher, an executive officer of the Company, owed the Company $150,000 on open account without interest. This was the largest amount owed by Mr. Christopher to the Company at any time between September 30, 1994 and January 5, 1996. Mr. Christopher was an executive officer of CRSS Inc. ("CRSS") in 1994 at the time when the Company acquired the engineering and construction management service businesses of CRSS. The receivable from Mr. Christopher was included in the assets acquired by the Company from CRSS. The Company has been advised that this indebtedness represents an advance made by CRSS to Mr. Christopher to facilitate his relocation to CRSS's office in Greenville, South Carolina.

2. APPROVAL OF AN INCREASE IN NUMBER OF SHARES FOR THE 1989 EMPLOYEE STOCK PURCHASE PLAN

  There will be presented to the meeting a proposal to approve an increase in the number of shares reserved for the Jacobs Engineering Group Inc. 1989 Employee Stock Purchase Plan (the "Stock Purchase Plan") of 1,500,000 shares of common stock. The Stock Purchase Plan was originally adopted by the Board of Directors on December 15, 1988, and by the shareholders on February 14, 1989. The Board of Directors believes that the opportunity for all eligible, full-time employees to acquire shares of common stock of the Company through participation in the Stock Purchase Plan provides an important incentive to the employees of the Company, and that the Stock Purchase Plan assists the Company in attracting new employees.

ADMINISTRATION

  The Stock Purchase is administered by the Compensation and Benefits Committee of the Board of Directors. The members of the Committee must be directors who are not eligible to receive options under the Stock Purchase Plan or awards of stock, stock options or stock appreciation rights under any other plan of the Company other than automatic option grants under the Outside Director Stock Option Plan, and who have not been eligible to receive such options or other awards for at least one year prior to their service on the Committee. The Committee is authorized to construe and interpret the Stock Purchase Plan, to prescribe rules and regulations for its administration and to take any other necessary action in relation to the Plan.

ELIGIBILITY

  All employees of the Company and its domestic subsidiaries and all employees of any foreign subsidiaries designated from time to time by the Board of Directors, except employees who normally work fewer than 20 hours each week or five or fewer months during any fiscal year and employees who have completed less than one year of service with the Company or a participating subsidiary, receive options under the Plan. Any employee who would own five percent or more of the common stock immediately after an option is granted will not be eligible to receive options. At August 31, 1995 approximately 8,500 employees were eligible to receive options under the Stock Purchase Plan.

TERMS OF OPTIONS

  The Stock Purchase Plan permits eligible employees of the Company to purchase shares of common stock from the Company by electing to exercise options to purchase common stock. These options are granted in the form of successive six-month options on March 1 and September 1 of each year. An employee may exercise an option in amounts based upon a percentage of his or her salary or wages ranging from 2% to 15% of basic compensation. An employee may elect to participate or not to participate on each March 1 and September 1 commencement date. The Company will make withholdings from the employee's salary or wages during the six-month term of the option, and the purchases of the shares are effected without any further action on the part of the employee at the completion of the six-month period. If an employee ceases to be an employee during any six-month period, then the option will terminate on the date of termination, and the Company will refund to the employee the full amount of all withholdings without interest.

  The price at which shares may be purchased is the lesser of 90% of the fair market value of the common stock on the first day of a six-month term of each option that is exercised, or 90% of the fair market value of the common stock on the last day of the six-month term of the option. The fair market value for this purpose is the closing price for the common stock as reported in the New York Stock Exchange Composite Transactions report for the relevant date. The maximum fair market value of common stock that an employee may purchase under the Stock Purchase Plan in any calendar year is $25,000.

AMENDMENT AND TERMINATION

  The Board of Directors may at any time amend or terminate the Stock Purchase Plan, except that no such amendment may be made without the approval of the shareholders if it would increase the number of shares of common stock authorized to be issued under the Stock Purchase Plan, materially increase the benefits accruing to employees under the Stock Purchase Plan, materially modify the requirements as to eligibility for participation or withdraw administration of the Stock Purchase Plan from the Committee. The Stock Purchase Plan will terminate on February 28, 1999, unless the Board of Directors terminates the Stock Purchase Plan at an earlier date or the shares reserved for the Stock Purchase Plan are exhausted, and the shareholders do not vote to reserve additional shares for it.

FEDERAL INCOME TAX CONSEQUENCES

  The Stock Purchase Plan is intended to be an "employee stock purchase plan" as defined in Section 423 of the Internal Revenue Code of 1986, which provides that an employee does not have to pay any federal income tax either when he elects to exercise an option under such a stock purchase plan, or when the six-month option period ends and the employee receives shares of common stock of the Company. The employee is, however, required to pay federal income tax on any gain realized on the sale of the shares, as described below.

  If the employee has owned shares purchased through the Stock Purchase Plan for more than one year and disposes of them at least two years after the commencement date of the six-month option term of the option pursuant to which they were purchased, then the employee will be taxed as follows: If the sale price is greater than the price paid under the Stock Purchase Plan, then the employee will recognize ordinary income in an amount equal to the lesser of
(i) the excess of the market price of the shares on the date the offering commenced over the price paid, or (ii) the excess of the sale price over the price paid. Any further gain is treated as a long-term capital gain. If the sale price of the shares is equal to or less than the price paid for them under the Stock Purchase Plan, then the employee will incur a long-term capital loss in the amount equal to the price paid over the sale price. If the employee sells the shares before he has owned them for more than one year or before the expiration of the two-year period commencing on the date the option period commenced, then the employee will recognize ordinary income on the amount of the difference between the actual purchase price and the market price of the shares on the date of purchase, and the Company will receive a deduction for federal income tax purposes for the same amount. The employee will recognize a long-term capital gain or loss on the difference between the sale price and the fair market value on the date of purchase.

ADJUSTMENTS OF OPTIONS

  In the event of a stock split, stock dividend, merger or other like recapitalization or reorganization the Board of Directors is required to make appropriate and proportionate adjustments in the maximum number of shares subject to the Plan and the price per share subject to outstanding options, or, in the event of a merger or reorganization, the substitution of shares in any successor corporation for common stock of the Company.

PROPOSED AMENDMENT OF THE STOCK PURCHASE PLAN

  At the time of its adoption 200,000 shares of common stock were reserved for the Stock Purchase Plan. This was increased to a total of 800,000 shares by subsequent stock splits. At their 1992 annual meeting the shareholders approved an increase of 606,777 in the number of shares reserved for the Stock Purchase Plan. As so adjusted, after reductions for option exercises, there are only 111,038 shares remaining in the reserve for the Stock Purchase Plan, excluding shares that will be purchased with salary withholdings being made during the September 1, 1995 through February 29, 1996 withholding period. The Board of Directors has approved resolutions to increase the number of shares reserved for the Stock Purchase Plan by an additional 1,500,000 shares to increase the total number of shares reserved for the Stock Purchase Plan to 1,611,038.

REQUIRED VOTE

  The affirmative vote of the holders of a majority of the shares present at the annual meeting and voting on the proposal is required to approve the increase in the number of shares of common stock of the Company reserved for the Stock Purchase Plan by 1,500,000 shares.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE YES TO INCREASE THE NUMBER OF SHARES RESERVED FOR THE STOCK PURCHASE PLAN.

3. APPROVAL OF ERNST & YOUNG LLP AS AUDITORS

  The Board of Directors, with the concurrence of the Audit Committee, has selected Ernst & Young LLP to audit the accounts of the Company for its fiscal year ending September 30, 1996. The Company has been advised by Ernst & Young LLP that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm's engagement as auditors.

  If the selection of Ernst & Young LLP is not approved by the holders of a majority of the shares represented at the meeting and voting on the proposal, or if prior to the Annual Meeting to be held in February, Ernst & Young LLP should decline to act or otherwise become incapable of acting, or if its employment should be otherwise discontinued by the Board of Directors, then in any such case the Board of Directors will appoint other independent auditors whose employment for any period subsequent to the 1996 Annual Meeting will be subject to ratification by the shareholders at the 1997 Annual Meeting.

  The Company has been advised that representatives of Ernst & Young LLP will be present at the Annual Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE SELECTION OF ERNST & YOUNG LLP AS AUDITORS FOR THE YEAR ENDING SEPTEMBER 30, 1996.

4. OTHER BUSINESS

  The Board of Directors does not intend to present any other business for action at the meeting and does not know of any business intended to be presented by others.

                            SHAREHOLDERS' PROPOSALS

  Proposals of shareholders for consideration at the annual meeting of shareholders to be held on Tuesday, February 11, 1997 must be received by the Company no later than August 30, 1996 in order to be included in the Company's proxy statement and proxy relating to that meeting.

                       COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with on a timely basis during the fiscal year ended September 30, 1995.

                    ANNUAL REPORT AND FINANCIAL INFORMATION

  A copy of the Company's annual report for the year ended September 30, 1995 is being mailed concurrently with this Proxy Statement to each shareholder of record on the Record Date.

  THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF THE COMPANY'S REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, TO THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION TO ANY PERSON REQUESTING IN WRITING AND STATING THAT HE WAS THE BENEFICIAL OWNER OF COMMON STOCK OF THE COMPANY ON JANUARY 5, 1996. THE COMPANY WILL ALSO FURNISH COPIES OF ANY EXHIBITS TO THE FORM 10-K TO ELIGIBLE PERSONS REQUESTING EXHIBITS AT $0.50 PER PAGE, PAID IN ADVANCE. THE COMPANY WILL INDICATE THE NUMBER OF PAGES TO BE CHARGED FOR UPON WRITTEN INQUIRY. REQUESTS AND INQUIRIES SHOULD BE ADDRESSED
TO:

                Investor Relations
                Jacobs Engineering Group Inc.
                251 South Lake Avenue
                Pasadena, California 91101

  Neither the annual report nor the Form 10-K is to be regarded as proxy soliciting material or as a communication by means of which a solicitation of proxies is to be made.

                                       By Order of the Board of Directors



                                       Robert M. Barton
                                       Secretary

Pasadena, California
January 5, 1996

-------------------------------------------------------------------------------

PROXY

     SOLICITED BY THE BOARD OF DIRECTORS OF JACOBS ENGINEERING GROUP INC.

           ANNUAL MEETING OF SHAREHOLDERS--TUESDAY FEBRUARY 13, 1996

                         JACOBS ENGINEERING GROUP INC.

  THE UNDERSIGNED hereby appoints Joseph J. Jacobs, Noel G. Watson and Robert
M. Barton his true and lawful proxies (with full power of substitution) to vote in his name, place and stead all shares in Jacobs Engineering Group Inc. that the undersigned owns or is entitled to vote at the Annual Meeting of Shareholders to be held February 13, 1996, and at any adjournment thereof, upon the matters listed below in accordance with the following instructions:

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. PLEASE SPECIFY CHOICES, DATE, SIGN AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF RETURNED IN THE ENCLOSED ENVELOPE AND MAILED IN THE UNITED STATES.

      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)


--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                                  Please mark
                                 your votes as   [X]
                                 indicated in
                                 this example

IF ANY OF THE FOLLOWING BOXES ARE CHECKED, THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. IF NO BOX IS CHECKED UNDER ANY OF THE FOLLOWING, THE SHARES WILL BE VOTED FOR THE PERSONS NOMINATED AS DIRECTORS BY THE BOARD OF DIRECTORS AND FOR THE APPROVAL OF ITEMS 2 AND 3. ON OTHER MATTERS PRESENTED, THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE PROXIES' BEST JUDGMENT.

1. ELECTION OF DIRECTORS
   NOMINEES:
   Joseph J. Jacobs, Dale R. Laurance and Linda Fayne Levinson as directors.

           FOR         WITHHELD
                       FOR ALL
           [_]           [_]

WITHHELD FOR: (Write that nominee's name in the space provided below).

-------------------------------------------------------------------------------

2. To approve an increase in the number of shares reserved for the 1989 Employee Stock Purchase Plan.

           [_]       [_]         [_]
           FOR     AGAINST     ABSTAIN

3. To approve Ernst & Young LLP as auditors.

           [_]       [_]         [_]
           FOR     AGAINST     ABSTAIN

Receipt of the Jacobs Engineering Group Inc. Proxy Statement dated January 5, 1996 and Annual Report for the year ended September 30, 1995 is hereby acknowledged. Please vote my (our) shares as indicated on the face of this proxy.

Signature(s) ___________________________    Date ______________________________

NOTE: Attorneys, executors, trustees, etc. should show such capacity when signing and unless the certificate(s) is (are) registered in their names, should submit a Proxy from the record owner. Evidence of their authority should accompany the Proxy. Joint owners should each sign individually.